Exhibit 99.1
AÉROPOSTALE REPORTS OCTOBER SALES RESULTS
Same Store Sales Increase of 3.0%
Raises Third Quarter Guidance to $0.46 to $0.47 Per Diluted Share, Versus Previous Guidance of $0.43 to $0.45 Per Diluted Share
New York, New York — November 8, 2007 - Aéropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual and active apparel for young women and men, today announced that total net sales for the four-week period ended November 3, 2007 increased 17.3% to $116.4 million, from $99.2 million for the four-week period ended October 28, 2006. Due to the 53rd week in fiscal 2006, same stores for the month are compared to the four-week period ended November 4, 2006. On this basis, same store sales increased 3.0%.
For the third quarter of fiscal 2007, total net sales increased 7.0% to $412.6 million, from $385.5 million in the third quarter of fiscal 2006. For the third quarter, same store sales increased 1.9% compared to the corresponding period ended November 4, 2006. Year-to-date, total net sales increased 10.3% to $999.6 million, from $906.4 million in the year-ago period. Year-to-date, same store sales increased 0.1% compared to the corresponding period ended November 4, 2006.
Julian R. Geiger, Chairman and Chief Executive Officer said, “During the month we made a smooth transition into our holiday floorset and we continued to manage both the composition and level of our inventories. As a result, we experienced gross margin improvement over last year. The initial reaction to our holiday merchandise assortment has been positive and we remain focused on executing our strategies for the peak holiday selling season.”
The Company also raised guidance for the third quarter today. The Company now expects third quarter earnings in the range of $0.46 to $0.47 per diluted share, versus its previously issued guidance of $0.43 to $0.45 per diluted share. This compares to earnings of $0.41 per diluted share in the third quarter of last year.
The Company believes that the disclosure of same store sales on a pro-forma basis due to the 53rd week in fiscal 2006, which is a non-GAAP financial measure, provides investors useful information to help them better understand the company’s expected results.
To hear the Aéropostale prerecorded October sales message, please dial (866) 644-7738 or (585) 267-8033.
About Aéropostale, Inc.
Aéropostale, Inc. is a mall-based, specialty retailer of casual apparel and accessories, principally targeting 14 to 17 year-old young women and men. The company provides customers with a focused selection of high-quality, active-oriented, fashion and fashion basic merchandise at compelling values. Aéropostale maintains control over its proprietary brands by designing, sourcing, marketing and selling all of its own merchandise. Aéropostale products can only be purchased in its stores or on-line through its e-commerce website (www.aeropostale.com).
The Company currently operates 798 Aéropostale stores in 47 states, 11 Aéropostale stores in Canada and 14 Jimmy’Z stores in 11 states.
SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN “FORWARD-LOOKING STATEMENTS” CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS. ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY’S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY’S FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.